EXHIBIT 10.5

Sage Therapeutics, Inc.

Non-Employee Director Compensation Program

The purpose of this Non-Employee Director Compensation Program (this “Program”) of Sage Therapeutics, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company, subject to the terms and limitations on such compensation set forth under Section 4(b) “Non-Employee Director Compensation Policy” (“Total Compensation Cap”) of the 2024 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). In furtherance of this purpose, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

The cash retainers to be paid to non-employee directors for their participation on the Company’s Board of Directors (the “Board”) and committees of the Board are as follows:

Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board. No additional compensation for attending individual Board meetings.

Additional Annual Retainer for Non-Executive Chairperson of the Board: $35,000 Additional Annual Retainers for Committee Membership:

Audit Committee Chairperson: $20,000

Audit Committee member: $10,000

Compensation Committee Chairperson: $15,000

Compensation Committee member: $7,500 Nominating and Corporate Governance Committee Chairperson: $10,000 Nominating and Corporate Governance Committee member: $5,000 Science and Technology Committee Chairperson: $15,000

Science and Technology Committee member: $7,500 No additional compensation for attending individual committee meetings.

All cash retainers will be paid quarterly, in arrears, or upon the earlier resignation or removal of the non-employee director. Cash retainers shall be annualized, meaning that, with respect to non- employee directors who join the Board during the calendar year, such amounts shall be pro-rated based on the number of calendar days served by such director.

EXHIBIT 10.5

Election to Receive Options In Lieu of Cash Retainers

Each non-employee director may elect to receive a stock option to purchase the Company’s common stock, par value $0.0001 per share (“Common Stock”), in lieu of payment of all (but not a portion) of the cash retainers specified above that would have otherwise been paid for service on the Board and committees of the Board in a given calendar year.

Election. To elect to receive an option to purchase shares of Common Stock in lieu of cash retainers for any calendar year, the non-employee director must notify the Company’s Corporate Secretary in writing of such election prior to the commencement of the calendar year for which the cash retainers would otherwise have been paid (the “Payment Year”). A newly elected or appointed non-employee director may not make an election for the year in which he or she first becomes a non-employee director. All elections shall remain in effect for future calendar years unless revoked by written notice to the Corporate Secretary. A revocation of an election received after the start of a calendar year will not be effective until the next calendar year.

Number of Option Shares and Terms of Grant. The number of shares underlying each stock option to be granted to a non-employee director who has made an election to receive an option in lieu of cash retainers for any year shall be determined on the first business day of the Payment Year, and shall equal the total amount of the cash retainers the non-employee director would have received in the Payment Year under this Program divided by the product of (x) the closing trading price of the Common Stock on such first business day of the Payment Year and (y) 70%. Each stock option granted pursuant to such election shall be granted on the second business day of the Payment Year and shall fully vest on the last business day of such year, subject to the non-employee director’s continued service through such date. If a non-employee director who has elected to receive a stock option in lieu of cash retainers is appointed to one or more additional committees of the Board after the start of the relevant Payment Year (but not where the individual is departing the same number of Board committees), such director may receive a cash retainer for such additional services.

See also General Terms Applicable to Option Grants below for additional terms.

Equity Retainers

The Company’s non-employee director equity retainers are delivered in the form of stock options, which only allow the recipient to realize value when the Company’s stock price exceeds the exercise price. The Board uses percent ownership of the Company represented by the shares underlying the equity grant being awarded, with sensitivity towards short-, medium-and long-term dilution, as the primary measure in determining the appropriate levels of equity grants to non-employee directors.

Initial Equity Grant: Each new non-employee director will, on the business day after his/her election to the Board is first effective, be granted a one-time option to purchase shares of Common Stock in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board, subject to the applicable Total Compensation Cap (the “Initial Equity Grant”). Such Initial Equity Grant shall vest in equal monthly installments during the 36 months following the grant date, subject to the director’s continued service on the Board.

EXHIBIT 10.5

Annual Equity Grant: Each non-employee director serving on the Board immediately following the Company’s annual meeting of stockholders for a given year will, on the date of the meeting, be granted an option to purchase shares of Common Stock in such amount and on such terms as authorized by the Board, or by a committee appointed by the Board, subject to the applicable Total Compensation Cap (the “Annual Equity Grant”). Such Annual Equity Grant shall vest on the earlier of the one-year anniversary of the grant date or the day prior to the Company’s next annual meeting of stockholders, subject to the director’s continued service on the Board.

Notwithstanding the foregoing, in the event that the number of shares authorized by the Board (or a committee appointed by the Board) for the Annual Equity Grant or Initial Equity Grant exceeds the applicable Total Compensation Cap, the Annual Equity Grant or Initial Equity Grant as the case may be shall automatically and with no further action by the Board (or such committee of the Board) be adjusted downwards to the value that is required to remain below the applicable Total Compensation Cap.

See also General Terms Applicable to Option Grants below for additional terms.

General Terms Applicable to Option Grants

Options granted to non-employee directors under this Program, whether in lieu of cash retainers or as Initial Equity Grants or Annual Equity Grants, will have the following additional terms:

(i)
the exercise price will be the closing price of the Common Stock on the Nasdaq Global Market on the date of grant;

(ii)
each option will become fully vested and immediately exercisable upon the death or disability of such director or upon a change in control of the Company;

(iii)
each option will be exercisable as to vested shares during the term of the non- employee director’s service on the Board and for a period of six months following cessation of service as a director, provided that the director has not been removed for cause;

(iv)
each option will be granted under the Plan and subject to the terms of the Plan;
(v)
each option will be documented on the Company’s standard form of non-qualified stock option agreement as modified to reflect the specific terms of this Program;
(vi)
for purposes of calculating grant date fair values of all equity grants under this Program for purposes of determining the applicable Total Compensation Cap, as required under the Plan, the Company will calculate such values in accordance with the provisions of Accounting Standards Codification Topic 718; and
(vii)
each option will expire on the tenth anniversary of the date of grant if not earlier terminated or forfeited under the terms of the Plan or the applicable stock option agreement.

EXHIBIT 10.5

For avoidance of doubt, all equity grants described in this Program shall be effective by their terms, without additional action or approval from the Board or any committee thereof, subject to annual determination of the Initial Equity Grant and Annual Equity Grant amounts as set forth above.

Expenses

The Company shall reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending Board and committee meetings.

Prior Policy

This Program is effective as of June 10, 2024 and collectively with the terms and limitations set forth in the Plan, replaces and supersedes the Sage Therapeutics, Inc. Amended and Restated Non-Employee Director Compensation Policy, as most recently amended on March 23, 2023.